AGREEMENT


     This Agreement is made by and between HONDO OIL AND GAS COMPANY, a Delaware corporation ("Hondo"), and the CITY OF LONG BEACH, a municipal corporation ("the City").
                                    RECITALS
                                    --------
     This Agreement is entered into with respect to the following facts and objectives:

     1. Hondo has entered into certain contracts with the City, identified as follows:
          (a) "Contractors' Agreement, Long Beach Unit, Wilmington Oil Field, California," having an effective date of April 1, 1965 and recorded in Book M1796, Page 409, et seq., Official Records of Los Angeles County, as subsequently amended.
          (b) "Unit Agreement, Long Beach Unit, California," having an effective date of April 1, 1965 and recorded in Book M1799, page 559, et seq., Official Records of Los Angeles County;
          (c) "Unit Operating Agreement, Long Beach Unit, California," having an effective date of April 1, 1965 and recorded in Book M1799, page 801, et seq., Official Records of Los Angeles County;
          (d) "Gas Purchase Agreement" with the City of Long Beach, dated January 29, 1988; and
          (e) "Gas Processing Contract, No. 41224 with Lomita Gasoline Company, 2901 Orange Avenue, P.O. Drawer 851, Long Beach, California 90801. These contracts are referred to collectively as the "THUMS Contracts".

     2. The THUMS Contracts and particularly the Contractors' Agreement provide, among other things, for delivery by the City of Oil and Wet Gas Products Allocated to Hondo and the payment by Hondo of Unit Expense and Net Profits.

     3. The City and Hondo wish to release each other from their respective rights and obligations under the THUMS Contracts without terminating Hondo's interest in these contracts until at least September 1, 1994.

     4. Delivery of the Oil Allocated to Hondo for the months of December 1993 and January 1994 has been made by the City under the THUMS Contracts to KOCH Industries, Inc. ("KOCH"), at the direction of Hondo for its account.

     5. It is anticipated that deliveries of the Oil Allocated to Hondo for the month of February 1994 will likewise be made by the City to KOCH for the account of Hondo.

     6. As of the date of execution of this Agreement, Hondo owes the City the amount of $ 2,396,280.14 as more specifically set forth on Exhibit "A" hereto and will owe further amounts for deliveries of Oil Allocated to it in January and February 1994.

     7. KOCH presently holds the sum of $ 1,093,301.55, for the account of Hondo for deliveries of Oil Allocated to Hondo for the month of December 1993. KOCH will hold further sums for delivery to it of Oil Allocated to Hondo for the months of January and February 1994. The payment of all of these amounts will be withheld by KOCH until after execution of this Agreement by the parties, at which time, upon the direction of Hondo, KOCH will pay all of the amounts to City for the account of Hondo.







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                                  THE AGREEMENT
                                  -------------
     NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

     1. Hondo is released from all of its obligations under the THUMS Contracts from January 1, 1994 through August 31, 1994.

     2. The City is released from all of its obligations under the THUMS Contracts, including its obligation to deliver to Hondo Oil and Wet Gas Products Allocated to Hondo from January 1, 1994 through August 31, 1994.

     3. The City will deliver to KOCH the Oil Allocated to Hondo for the months of January and February 1994 and receive from KOCH and retain the entire compensation for that oil, provided by the oil sales agreement between Hondo and KOCH. Thereafter, the City may deliver the Oil Allocated to Hondo to a third party and receive compensation for that oil from the third party without having to share any of that compensation with Hondo.

     4. Hondo releases and agrees to direct KOCH to release and pay to the City all monies which it presently holds for Hondo's account for Oil Allocated to Hondo that has been delivered by the City and for monies which it may hold for Hondo's account for Oil Allocated to Hondo that is to be delivered in the months of January and February 1994. Hondo will execute further documents which may be necessary to assure such payments by KOCH to the City.

     5. Hondo agrees to pay to the City, and hereby reaffirms its obligation to pay, the net amount listed on Exhibit "A" due from Hondo as of December 31, 1993, which is the sum of $1,093,493.39. In addition, Hondo agrees to pay, subject to its audit, whatever amount may be due for the 1993 Article 9 adjustment. For three years beginning on January 1, 1994, Hondo shall be obligated to pay all the amounts set forth in this paragraph only from the first available free cash flow from the Opon No. 3 Well in Colombia or from the first available free cash flow from any other asset that Hondo now owns or may later acquire. If these amounts have not been paid in full by January 1, 1997, Hondo shall be required to pay the remaining balance to the City from any source available to it. During the three year period from January 1, 1994 through December 31, 1996, any statute of limitation applicable to the bringing of suit by the City against Hondo for recovery of these amounts shall be tolled.

     6. The THUMS Contracts shall terminate on September 1, 1994 unless this agreement is extended beyond that date by mutual agreement of the parties.

     7.   This Agreement is effective as of January 1, 1994.





















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     The parties have executed  this Agreement on the dates set forth opposite their respective signatures.

                                   HONDO OIL AND GAS COMPANY

February 1, 1994                   By:  /s/ John J. Hoey
- ----------------                        ----------------
                                        JOHN J. HOEY
                                        President and Chief
                                        Executive Officer



                                   By:  /s/ C.B. McDaniel
                                        -----------------
                                        C.B. McDANIEL
                                        Secretary


                                   THE CITY OF LONG BEACH,a
                                   municipal corporation


February 2, 1994                   By:  /s/ Henry Toboada
- ----------------                        -----------------
                                        Assistant City Manager


     The foregoing agreement is approved as to form this  2nd  day
                                                          ---
of February, 1994.
   ---------------

                                   JOHN R. CALHOUN, City Attorney



                                   By:  /s/ Richard Alesso
                                        ------------------
                                             Deputy

























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